Exhibit 99.1

USANA Health Sciences Reports Fourth Quarter and Fiscal Year 2022 Results

SALT LAKE CITY--(BUSINESS WIRE)--February 7, 2023--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal fourth quarter and full year ended December 31, 2022.

Key Financial & Operating Results

  Fourth quarter net sales were $228 million versus $267 million during the prior-year period.
  Fourth quarter diluted EPS was $0.66 as compared with $1.03 during Q4 2021.
  Fiscal year 2022 net sales were $999 million as compared with $1,186 million during fiscal year 2021.
  Fiscal year 2022 diluted EPS totaled $3.59 versus $5.73 during fiscal year 2021.
  Fiscal year 2022 operating cash flow totaled $104 million.
  Company reiterates fiscal year 2023 net sales and diluted EPS outlook of $850 million to $950 million and $2.35 to $3.30, respectively.

Fiscal Year 2022 Financial Performance

Consolidated Results
Net Sales	$999 million	-16% vs. prior year -12% constant currency vs. prior year -$50 million YOY FX impact, or -4%
Diluted EPS	$3.59	-37% vs. prior year Diluted shares of 19.3 million, -5% year-over-year
Active Customers	490,000	-13% vs. prior year

“Our fourth quarter and full year results were largely in line with our preliminary results announced on January 5, 2023,” said Kevin Guest, Chief Executive Officer and Chairman of the Board. “During the fourth quarter, total Active Customer counts stabilized in several key markets and increased 3% sequentially. In addition, sales and customer activity in mainland China increased during the final two weeks of the year following the Chinese government’s unanticipated shift in COVID policy. This increase in sales and customer activity was due largely to increased demand for several of our health products in China.”

“While 2022 presented a challenging operating environment for both USANA and our industry, we remained focused on executing our long-term growth strategy. In 2022, we made progress in several areas that position USANA for future growth. These areas include digital commerce initiatives to support our business, new market expansion, the launch of our Affiliate program in select markets, and the completion of two acquisitions. These activities further our efforts to differentiate and diversify our business while contributing to shareholder returns.”

Q4 2022 Financial Performance

Consolidated Results
Net Sales	$228 million	-15% vs. prior-year quarter -7% constant currency vs. prior-year quarter -$21 million YOY FX impact, or -8% Flat sequentially in constant currency
Diluted EPS	$0.66	-36% vs. prior-year quarter -15% sequentially Diluted shares of 19.3 million, -2% year-over-year
Active Customers	490,000	-13% vs. prior-year quarter +3% sequentially

Q4 2022 Regional Results:

Asia Pacific Region
Net Sales	$183 million	-14% vs. prior-year quarter -4% constant currency vs. prior-year quarter +3% constant currency sequentially 80% of consolidated net sales
Active Customers	384,000	-10% vs. prior-year quarter +6% sequentially
Asia Pacific Sub-Regions
Greater China
Net Sales	$118 million	-6% vs. prior-year quarter +4% constant currency vs. prior-year quarter
Active Customers	244,000	-4% vs. prior-year quarter +15% sequentially
North Asia
Net Sales	$25 million	-16% vs. prior-year quarter -3% constant currency vs. prior-year quarter
Active Customers	53,000	-9% vs. prior-year quarter -2% sequentially
Southeast Asia Pacific
Net Sales	$41 million	-29% vs. prior-year quarter -22% constant currency vs. prior-year quarter
Active Customers	87,000	-24% vs. prior-year quarter -8% sequentially
Americas and Europe Region
Net Sales	$45 million	-19% vs. prior-year quarter -18% constant currency vs. prior-year quarter -11% constant currency sequentially 20% of consolidated net sales
Active Customers	106,000	-20% vs. prior-year quarter -5 % sequentially

Balance Sheet and Share Repurchase Activity

The Company generated $104 million of operating cash flow during fiscal 2022, ended the year with $288 million in cash and cash equivalents, and remained debt-free. The Company did not repurchase shares during the quarter and, as of December 31, 2022, had approximately $83 million remaining under the current share repurchase authorization. For the full year, the Company repurchased 288 thousand shares for a total investment of $25.4 million.

Fiscal Year 2023 Outlook

Mr. Guest added, “Our strategies during 2023 are focused on increasing the number of Active Customers in our business. These efforts include a return to live sales meetings and events where possible, new market expansion, new incentive opportunities for our salesforce, and pursuing additional acquisition opportunities. Additionally, we continue to execute our long-term strategy with a focus on digital commerce, product development, and improvements to ensure the best overall customer experience.”

The Company is reiterating its net sales and earnings per share outlook for fiscal year 2023 provided on January 5, 2023, as follows:

Fiscal Year 2023 Outlook
Range
Consolidated Net Sales	$850 - $950 million
Diluted EPS	$2.35 - $3.30

“While we have seen increased sales activity and customer demand in China for certain of our health products following that country’s change in COVID policy, it remains difficult to forecast the duration of the market response as well as the subsequent normalized level of business in this key market during fiscal 2023. Therefore, we are reiterating our full-year outlook which incorporates wider-than-typical ranges for net sales and diluted EPS,” said Doug Hekking, Chief Financial Officer.

“Moreover, we are entering fiscal year 2023 with an Active Customer base that is 13% lower than it was at the beginning of 2022. Our customer growth efforts are focused on generating sequential quarter customer growth from this base. Also of note: we continue to experience increased costs due to inflationary pressures, and we project increased spending related to several growth initiatives plus a return to in-person sales events and incentive trips.”

Management Commentary Document and Conference Call

For further information on the USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, February 8, 2023 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a questions and answers session.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

About USANA

USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	31-Dec-22	1-Jan-22	31-Dec-22	1-Jan-22

Net sales	$227,960	$267,299	$998,601	$1,186,464
Cost of sales	46,430	52,518	193,890	217,898
Gross profit	181,530	214,781	804,711	968,566
Operating expenses:
Associate incentives	97,879	114,687	434,793	519,267
Selling, general and administrative	61,100	68,589	262,304	279,107
Earnings from operations	22,551	31,505	107,614	170,192
Other income (expense), net	251	141	1,007	450
Earnings before income taxes	22,802	31,646	108,621	170,642
Income taxes	10,007	11,326	39,271	54,137
NET EARNINGS	$12,795	$20,320	$69,350	$116,505

Earnings per share - diluted	$0.66	$1.03	$3.59	$5.73
Weighted average shares outstanding - diluted	19,263	19,673	19,310	20,343
USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
	31-Dec-22	1-Jan-22
ASSETS
Current Assets
Cash and cash equivalents	$288,420	$239,832
Inventories	67,089	98,318
Prepaid expenses and other current assets	28,873	26,967
Total current assets	384,382	365,117

Property and equipment, net	97,773	101,780
Goodwill	17,368	17,668
Intangible assets, net	32,432	30,442
Deferred tax assets	9,799	4,839
Other assets	54,795	57,894
Total assets	$596,549	$577,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,049	$13,508
Other current liabilities	132,784	147,282
Total current liabilities	143,833	160,790

Deferred tax liabilities	4,071	7,497
Other long-term liabilities	14,173	14,329

Stockholders' equity	434,472	395,124
Total liabilities and stockholders' equity	$596,549	$577,740

USANA Health Sciences, Inc.
Sales by Region
(In thousands)
(Unaudited)

	Quarter Ended
	December 31, 2022		January 1, 2022		Change from prior year		Currency impact on sales	% change excluding currency impact
Asia Pacific
Greater China	$118,290	51.9%	$125,840	47.1%	$(7,550)	(6.0%)	$(12,161)	3.7%
Southeast Asia Pacific	40,598	17.8%	56,984	21.3%	(16,386)	(28.8%)	(4,088)	(21.6%)
North Asia	24,543	10.8%	29,249	10.9%	(4,706)	(16.1%)	(3,725)	(3.4%)
Asia Pacific Total	183,431	80.5%	212,073	79.3%	(28,642)	(13.5%)	(19,974)	(4.1%)

Americas and Europe	44,529	19.5%	55,226	20.7%	(10,697)	(19.4%)	(1,002)	(17.6%)
	$227,960	100.0%	$267,299	100.0%	$(39,339)	(14.7%)	$(20,976)	(6.9%)
Active Associates by Region(1)
(Unaudited)

	As of
	December 31, 2022		January 1, 2022
Asia Pacific
Greater China	74,000	34.1%	81,000	31.9%
Southeast Asia Pacific	62,000	28.6%	78,000	30.7%
North Asia	34,000	15.6%	37,000	14.6%
Asia Pacific Total	170,000	78.3%	196,000	77.2%

Americas and Europe	47,000	21.7%	58,000	22.8%
	217,000	100.0%	254,000	100.0%
Active Preferred Customers by Region (2)
(Unaudited)

	As of
	December 31, 2022		January 1, 2022
Asia Pacific
Greater China	170,000	62.3%	174,000	56.8%
Southeast Asia Pacific	25,000	9.1%	37,000	12.1%
North Asia	19,000	7.0%	21,000	6.9%
Asia Pacific Total	214,000	78.4%	232,000	75.8%

Americas and Europe	59,000	21.6%	74,000	24.2%
	273,000	100.0%	306,000	100.0%
(1)

Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

(2)

Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investor contact:
Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280